THE ADVISORS' INNER CIRCLE FUND II

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

The undersigned, being all of the Trustees of The Advisors' Inner Circle Fund II, an open-end investment management company established under Massachusetts law as a Massachusetts voluntary association (commonly known as a business trust) under an Amended and Restated Agreement and Declaration of Trust dated July 24, 1992, as amended and restated as of February 18, 2004 and August 10, 2004, and as amended as of May 15, 2012 (the "Declaration of Trust"), and being authorized by Article IX, Section 7 of the Declaration of Trust to effect this amendment, do hereby amend, effective upon the signing of this instrument, the Declaration of Trust as follows:

Article IV, Section 3 is here by amended with the addition of the following new sub-paragraph (t):

(t) Notwithstanding anything herein to the contrary, the Trustees may in their sole discretion determine that Shares of any series or class issued after September 26, 2022 shall be issued and redeemed only in aggregations of such number of Shares and at such time as may be determined by, or determined pursuant to procedures or methods prescribed or approved by, the Trustees from time to time with respect to any series or class. The number of Shares comprising an aggregation for purposes of issuance or redemption with respect to any series or class shall be referred to herein as a “Creation Unit” and, collectively, as “Creation Units” or such other term as the Trustees shall determine. The Trustees shall have the power, in connection with the issuance or redemption of any Creation Unit, to charge such transaction fees or other fees as the Trustees shall determine. In addition, the Trustees may, from time to time in their sole discretion, determine to change the number of Shares constituting a Creation Unit.

Article VI, Section 2 is hereby amended with the addition of the following new second paragraph:

Notwithstanding the foregoing, if the Trustees determine, pursuant to Article IV, Section 3, Subsection (t) hereof, to issue Shares of any series or class in Creation Units, then only Shares of such series or class comprising a Creation Unit shall be redeemable by the Trust with respect to any applicable series or class. Unless the Trustees otherwise shall determine, there shall be no redemption of any partial or fractional Creation Unit.

This Amendment may be executed in a number of counterparts, all of which shall be deemed one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned being all of the Trustees of the Trust have executed this Amendment as of this 26th day of September, 2022.

/s/ Kathleen Gaffney	/s/ Joseph T. Grause, Jr.
Kathleen Gaffney	Joseph T. Grause, Jr.

/s/ Mitchell A. Johnson	/s/ N. Jeffrey Klauder
Mitchell A. Johnson	N. Jeffrey Klauder

/s/ Betty L. Krikorian	/s/ Robert Mulhall
Betty L. Krikorian	Robert Mulhall

/s/ Robert A. Nesher	/s/ Bruce Speca
Robert A. Nesher	Bruce Speca

/s/ Monica Walker
Monica Walker

-Signature Page-

Amendment No. 2 to

Amended and Restated Agreement and Declaration of Trust